EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly Investor Relations Department Aastrom Biosciences, Inc. Phone: (734) 930-5777	Cameron Associates Kevin McGrath Phone: (212) 245-4577 Deanne Eagle (Media) Phone: (212) 554-5463
Aastrom Reports Second Quarter Fiscal Year 2007 Financial Results
Ann Arbor, Michigan, February 7, 2007 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a company developing cell-based therapeutics for regenerative medicine, today reported financial results for the second fiscal quarter ended December 31, 2006. The Company also reported operational achievements during the quarter, including:
•	Senior management appointments
•	Ronnda L. Bartel, Ph.D. as Vice President, Research & Development. Dr. Bartel is responsible for the product development and manufacturing of Aastrom’s Tissue Repair Cell-based (TRC) cell products, and the Company’s discovery and research efforts.

•	Sheldon A Schaffer, Ph.D. as Vice President, Corporate Development & Intellectual Property, a newly created position. Dr. Schaffer is responsible for the development of corporate partnering and licensing opportunities, as well as the expansion of Aastrom’s intellectual property portfolio.
In addition, the Company has achieved the following clinical milestones during fiscal year 2007:
•	Completed patient enrollment in the EU Phase I/II long bone fracture clinical trial

•	Initiated patient enrollment and treatments in the pivotal osteonecrosis clinical trial in Spain

•	Received Orphan Drug Designation from the FDA for the treatment of dilated cardiomyopathy
“During this fiscal year we have strengthened our management team and accomplished several key clinical milestones. Each of these milestones are critical to achieving our overall corporate goal of advancing our clinical programs through the regulatory process and delivering cell therapies for regenerative medicine,” said George Dunbar, Chief Executive Officer and Chairman of Aastrom. “Since the beginning of calendar year 2007, we have initiated and treated patients in our adult stem cell clinical trial for osteonecrosis in Spain, and received an orphan drug designation from the FDA for dilated cardiomyopathy, a severe chronic disease of the heart. We look forward to reporting on the clinical progress we have planned for the remainder of 2007.”
Second Fiscal Quarter Ended December 31, 2006 Results
Total revenues for the quarter and six months ended December 31, 2006, consisting of limited therapy kit sales for research by others and grant funding, were $158,000 and $262,000, respectively, compared to $117,000 and $297,000 for the same periods in fiscal year 2006.
Total costs and expenses for the quarter and six months ended December 31, 2006 increased to $4,898,000 and $9,586,000, respectively, from $4,456,000 and $8,430,000 for the same periods in fiscal year 2006.
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Aastrom- 2nd Q FY2007 Fin Results
February 7, 2007

Research and development expenses for the quarter and six months ended December 31, 2006 increased to $2,563,000 and $4,867,000, respectively, from $2,195,000 and $4,148,000 for the same periods in fiscal year 2006. These increases reflect continued expansion of our research and development activities to support future regulatory submissions, on-going and planned tissue regeneration clinical trials in the U.S. and EU and the development of facilities for product manufacturing. Research and development expenses for the quarter and six months ended December 31, 2006, also include a non-cash charge of $181,000 and $290,000, respectively, compared to $121,000 and $199,000 for the same periods in fiscal year 2006, relating to share-based compensation expense.
Selling, general and administrative costs for the quarter and six months ended December 31, 2006 increased to $2,332,000 and $4,716,000, respectively, from $2,257,000 and $4,273,000 for the same periods in fiscal year 2006. For the quarter and six months ended December 31, 2006, these increases include a non-cash charge of $690,000 and $1,152,000, respectively, compared to $185,000 and $303,000 for the same periods in fiscal year 2006, relating to share-based compensation expense. The increases in non-cash charges include a one-time non-cash charge of $257,000 that relates to an amendment of the former CEO’s consulting agreement. In addition, for the six months ended December 31, 2006, the increase includes an accrual relating to the former CEO’s revised employment agreement, and an accrual and severance payments relating to the former President and COO’s employment agreement.
Interest income for the quarter and six months ended December 31, 2006 increased to $515,000 and $1,042,000, respectively, from $197,000 and $503,000 for the same periods in fiscal year 2006. The fluctuations in interest income are due primarily to corresponding changes in the level of cash, cash equivalents and short-term investments during the periods, and to improved yields from our investments.
Net loss for the quarter ended December 31, 2006 was $4,225,000, or $.04 per share, compared to a net loss of $4,142,000, or $.04 per share for the same period in fiscal year 2006. Net loss for the six months ended December 31, 2006, was $8,282,000, or $.07 per share, compared to $7,630,000, or $.07 per share for the same period in fiscal year 2006. The increases in net loss are primarily the result of increased costs and expenses offset on a per share basis by an increase in the weighted average number of common shares outstanding.
At December 31, 2006, the Company had $36.3 million in cash, cash equivalents and short-term investments as compared to $43 million at June 30, 2006.
Aastrom Conference Call Information
George W. Dunbar, President and Chief Executive Officer, Gerald D. Brennan, Jr., Vice President Administrative & Financial Operations and Chief Financial Officer, and Elmar R. Burchardt, M.D., Ph.D., Vice President Medical Affairs of Aastrom Biosciences, Inc., will host a conference call to review and discuss the second quarter fiscal year 2007 financial results at 9:00 a.m. (EST) today, February 7, 2007. Interested parties should call toll-free (877) 407-9205, or from outside the U.S. (201) 689-8054, fifteen minutes before the start of the call to register and identify themselves as registrants of the ‘Aastrom Conference Call’. Any registered caller on the toll-free line may ask to be placed in the queue for the Question & Answer session. The call will be simulcast on the web at http://www.vcall.com/IC/CEPage.asp?ID=113519. A podcast of the call may be downloaded from the web at the internet address above. If you are unable to participate during the live call, the webcast will be available for replay at http://www.investorcalendar.com/ for 60 days. Also, through February 17, 2007, an audio replay of the call will be available by dialing toll-free (877) 660-6853, or from outside the U.S. (201) 612-7415; when prompted on the phone line, the Account # is: 286 and the Conference ID# is: 230316.
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Aastrom- 2nd Q FY2007 Fin Results
February 7, 2007

About Aastrom Biosciences, Inc.
Aastrom Biosciences, Inc. develops autologous cell products for the repair or regeneration of multiple human tissues, based on its proprietary Tissue Repair Cell (TRC) technology. Aastrom’s TRC-based products are a unique cell mixture containing stem and progenitor cell populations, produced from a small amount of bone marrow taken from the patient. TRC-based products have been used in over 240 patients, and are currently in clinical trials for bone regeneration (osteonecrosis of the femoral head, long bone fractures and spine fusion) and vascular regeneration (critical limb ischemia) applications. Aastrom has reported positive interim clinical trial results for TRCs suggesting both the clinical safety and the ability of TRCs to promote healing in bone regeneration applications. The Company is also developing programs for TRC-based therapies to address cardiac and neural regeneration indications. TRCs have received Orphan Drug Designation from the FDA for use in the treatment of osteonecrosis of the femoral head and the treatment of dilated cardiomyopathy, a severe chronic disease of the heart.
For more information, visit Aastrom’s website at www.aastrom.com. (astmf)
This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, intended product development and commercialization objectives, expected milestones, plans for the current fiscal year and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “planned,” “should” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
— Financial Table Follows —

AASTROM BIOSCIENCES, INC.
(Unaudited)
(In thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Quarter ended December 31,		Six months ended December 31,
	2005	2006	2005	2006
REVENUES:
Total revenues	$117	$158	$297	$262

COSTS AND EXPENSES:
Cost of product sales	4	3	9	3
Research and development	2,195	2,563	4,148	4,867
Selling, general and administrative	2,257	2,332	4,273	4,716

Total costs and expenses	4,456	4,898	8,430	9,586

OTHER INCOME	197	515	503	1,042

NET LOSS	$(4,142)	$(4,225)	$(7,630)	$(8,282)

NET LOSS PER COMMON SHARE
(Basic and Diluted)	$(.04)	$(.04)	$(.07)	$(.07)

Weighted average number of common shares outstanding	102,681	119,516	102,582	119,347

CONSOLIDATED BALANCE SHEET DATA:

	June 30,	December 31,
	2006	2006
ASSETS
Cash and cash equivalents	$9,034	$13,979
Short-term investments	33,963	22,333
Receivables, net	139	121
Inventories	1	12
Other current assets	528	518
Property and equipment, net	1,216	1,277

Total assets	$44,881	$38,240

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$2,539	$2,317
Shareholders’ equity	42,342	35,923

Total liabilities and shareholders’ equity	$44,881	$38,240

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